InterDigital Communications Corporation
                               Amended & Restated
                            Articles of Incorporation


         In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, the Articles of Incorporation of INTERDIGITAL COMMUNICATIONS CORPORATION are hereby amended and restated in their entirety to read as follows:


First. The name of the Corporation is InterDigital Communications Corporation.

Second. The location and post office address of its registered office is 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Third. The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose or purposes of engaging in or doing any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law, including but not limited to manufacturing, owning, using, leasing and dealing in personal property of every class and description, and acquiring, owning, using and disposing of real property of any nature whatsoever.

Fourth. The term for which the Corporation is to exist is perpetual.

Fifth. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000 shares of Common Stock, $0.1 par value per share ("Common Stock"), and 14,398,600 shares of Preferred Stock ("Preferred Stock").

         The voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights (the "Rights and Preferences") of the shares of the respective classes of stock of the Corporation are and will be determined as follows:

                  A.       Preferred Stock

                  The Board of Directors of the Corporation shall have full and complete authority, by resolution from time to time, to establish one or more series and to issue shares of Preferred Stock and to fix, determine and vary the Rights and Preferences of each series of Preferred Stock, including, but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices, terms and conditions.

                  B.       Common Stock and Class Preferred Stock

                  The Rights and Preferences of the shares of Common Stock and Class Preferred Stock, as between themselves only and subject to the Rights and Preferences of Preferred Stock, are as follows:

                           (i) Definitions. For the purpose of this Article
                  Fifth, except as otherwise expressly provided herein or unless the context otherwise requires, the following words and terms shall have the following definitions:

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                               (a) "Net Income Per Share" means the net profit
                           per share of Common Stock for a fiscal year of the Corporation, excluding items of extraordinary income and expense, on a fully diluted basis, and after provision for federal, state and local income taxes, as determined by the Corporation's independent certified public accountant, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.

                               (b) "Average Bid Price" means the average of the
                           daily reported closing price per share of Common Stock during any period of 120 consecutive trading days. If the Common Stock is listed for trading on an organized stock exchange, the closing price shall be the closing price as reported on said exchange; and if the Common Stock is not listed for trading on any such exchange, the closing price shall be the closing bid price as reported by NASDAQ, and if not so reported, the closing bid price as furnished by any dealer in securities dealing in the Common Stock.

                               (c) "Conversion Number" means the number of
                           shares of Common Stock which a holder of Class Preferred Stock is entitled to receive upon the conversion of one share of Class Preferred Stock. The initial Conversion Number shall be fifty (50). The Conversion Number shall be subject to adjustment from time to time as set forth in Paragraphs v(d) and
                           (e) hereof.

                               (d) "Expiration Date" means December 12, 1986.

                           (ii) Dividends. Holders of Common Stock shall be
                  entitled to receive dividends when and as declared by the Board of Directors of the Corporation. Dividends shall be payable out of the assets of the Corporation legally available therefor and not otherwise. Holders of Class Preferred Stock shall not be entitled to receive dividends, and no dividends shall be declared or paid thereon.

                           (iii) Liquidation.

                               (a) Class Preferred Stock. In the event that the
                           Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Corporation shall have been paid in full, the holders of Class Preferred Stock shall be entitled to receive an amount equal to $.05 per share before any amount shall be paid to the holders of Common Stock. If the assets of the Corporation available for distribution to the holders of Class Preferred Stock shall be insufficient to permit payment of an amount equal to $.05 per share to the holders of Class Preferred Stock, then all such assets of the Corporation shall be distributed, to the exclusion of the holders of Common Stock, ratably among the holders of Class Preferred Stock, according to the amount which they respectively would be entitled to receive if such assets were sufficient to permit the payment in full of said amounts.

                               (b) Common Stock. The holders of Common Stock
                           shall be entitled to receive, pro rata, all of the assets of the Corporation available for distribution to its shareholders after distribution has been made as aforesaid to holders of Class Preferred Stock.

                           (iv) Voting Rights

                               (a) Except as otherwise required herein or by law
                           or as may be provided to holders of Preferred Stock, the holders of Common Stock shall

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                           possess full and exclusive voting power for the
                           election of directors and for all other purposes. Every holder of Common Stock shall have the right to one vote for each share of Common Stock owned. The holders of Class Preferred Stock shall have no right to vote at, to participate in, or to receive any notice of any meeting of the shareholders of the Corporation, unless and then only to the extent to which their vote shall be required by law or by Paragraph B(iv)(b) hereof. On any matter which the holders of Class Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share of Class Preferred Stock owned.

                               (b) The Corporation shall not merge into or
                           consolidate with any other corporation, or sell all or substantially all of its assets without the consent, given in writing or by resolution adopted at a meeting duly called for that purpose, of the holders of a majority of all outstanding Common Stock and Class Preferred Stock, voting as a single class, with each share of Common Stock and Class Preferred Stock, regardless of class, being entitled to one vote; provided, however, that no holder of Class Preferred Stock shall be entitled to vote on such merger, consolidation or sale if, under the terms thereof, each such holder of Class Preferred Stock, in exchange for Class Preferred Stock, will receive preferred stock of the surviving, resulting or acquiring entity which shall, in the aggregate, possess redemption, liquidation, voting and conversion rights which are at least as favorable as those possessed by the Class Preferred Stock held immediately prior to the effective date of the merger, consolidation or sale.

                           (v) Conversion into Common Stock. At any time on or
                  prior to the Expiration Date (and at no time after the Expiration Date), shares of Class Preferred Stock shall be convertible into Common Stock as follows:

                               (a) Class "A" Preferred Stock. If (x) during the
                           twenty-four (24) months following November 12, 1981, the Average Bid Price shall be Sixteen and 50/100 ($16.50) Dollars per share or more; or (y) after twenty-four (24) months following November 12, 1981, the Average Bid Price shall be Twenty-Five ($25.00) Dollars per share or more (the amount of the Average Bid Price which must be achieved to permit conversion pursuant to Subparagraphs (a) (x) and (y) and Subparagraphs (b) (x) and (y) hereof shall be hereinafter referred to as the "Conversion Average Bid Price"); or (z) for any fiscal year of the Corporation ending on or before December 31, 1985, the Corporation has net Income Per Share of One ($1.00) Dollar or more, (the amount of net Income Per Share, which must be achieved in order to permit conversion pursuant to Subparagraphs (a) (z) and (b)
                           (z) hereof, shall be hereinafter referred to as the "Conversion Net Income Per Share"), then the holders of Class "A" Preferred Stock, at their option, shall have the right, exercisable at any time on or prior to the Expiration Date, to convert their shares of Class "A" Preferred Stock into shares of Common Stock at the rate of the Conversion Number in effect on the date the conversion right is exercised.

                               (b) Class "B" Preferred Stock. If (x) during the
                           twenty-four (24) months following November 12, 1981, the Average Bid Price shall be Sixteen and 50/100 ($16.50) Dollars per share or more; or (y) after twenty-four (24) months following November 12, 1981, the Average Bid Price shall be Twenty-Five ($25.00) Dollars per share or more; or (z) for any fiscal year of the Corporation ending on or before December 31, 1985, the corporation has Net Income Per Share of One and 50/100 ($1.50) Dollars or more, then the holders of Class "B" Preferred Stock, at their option, shall have the right, exercisable at any time on or prior to the Expiration Date, to convert their shares of Class "B" Preferred Stock


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                           into shares of Common Stock at the rate of the
                           Conversion Number in effect on the date the conversion right is exercised.

                               (c) The holder of any certificate for shares of
                           Class Preferred Stock desiring to convert any of such shares pursuant to the provisions of Paragraph (v) hereof shall surrender the holder's certificate at the principal office of the Transfer Agent for the Common Stock, with the form of written notice on the certificate of such election to convert into Common Stock duly complete and executed. The holder of the shares so surrendered for conversion shall be entitled to receive a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled upon such conversion, registered in the name of such holder.

                               The Corporation shall not be required to deliver
                           certificates for shares of its Common Stock or new certificates for unconverted shares of Class Preferred Stock while the stock transfer books for the respective classes of stock are duly closed for any purpose, but the right of surrendering such shares for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

                               The conversion right shall be deemed to have been
                           exercised and the shares of Common Stock issuable upon such conversion shall, subject to the provisions of the first paragraph of this Subparagraph (c), be deemed to have been issued on the date of the receipt by the Transfer Agent for the Common Stock of the certificate representing such shares of Class Preferred Stock with the requirements for conversion satisfied, except that if the transfer books for the Common Stock are closed on the date of such receipt, the conversion right shall be deemed to have been exercised on the first date thereafter on which the transfer books shall be open. The person entitled to receive the Common Stock issuable upon such conversion shall, on the date such conversion right is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock, and the record holder of the Class Preferred Stock being converted shall, on the same date, cease to be treated for any purpose as the record holder of such Class Preferred Stock.

                               (d) The Conversion Number, the Conversion Average
                           Bid Price and the Conversion Net Income Per Share shall be subject to adjustment from time to time as follows:

                                   (x) If the Corporation shall, at any time
                               prior to the Expiration Date, effect a
                               subdivision of as Common Stock, by
                               reclassification or otherwise, or if the Corporation shall, at any time prior to the Expiration Date, effect a combination of its Common Stock, by reclassification or otherwise, the Conversion Number in effect immediately prior to such subdivision or combination shall be increased or decreased, as the case may be, and the Conversion Average Bid Price and the Conversion Net Income Per Share shall be decreased or increased, as the case may be, each such change to be in proportion to the change in the number of the then outstanding shares of Common Stock. In each such case, the adjustment in the Conversion Number, the Conversion Average Bid Price and the Conversion Net Income Per Share shall be effective on the date that such subdivision or combination becomes effective.

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                                   (y) If the Corporation shall at any time,
                               prior to the Expiration Date, declare a dividend on Common Stock or make a distribution on Common Stock payable in Common Stock, then, in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution, the Conversion Number, the Conversion Average Bid Price and the Conversion Net Income Per Share in effect immediately prior to such date shall be increased or decreased proportionately, as the case may be.

                               (e) In the case of any reclassification or change
                           other than as set forth in Subparagraph (d) above of the outstanding shares of Common Stock prior to the Expiration Date (other than a change in par value, or from par value to no par value, or from no par value to par value, or a change of such shares into a greater or lesser number of shares of the same or a different par value or without par value), or in case of any consolidation or merger of the Corporation prior to the Expiration Date with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion or change of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation of all or substantially all the assets of the Corporation, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable or deliverable for outstanding shares of Common Stock, provision shall be made so that holders of Class Preferred Stock shall thereafter have the right to convert each share of Class Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such reclassification, change, consolidation or merger by a holder of the number and kind of shares of Common Stock into which such share of Class Preferred Stock might have been converted, subject to the terms of Paragraphs v(a) and (b) hereof, immediately prior to such reclassification, change, consolidation or merger. The foregoing provisions of this Subparagraph (e) shall similarly apply to successive reclassifications and changes of shares of capital stock and to successive consolidations or mergers.

                               (f) Whenever the Conversion Number, the
                           Conversion Average Bid Price and the Conversion Net Income Per Share are required to be adjusted pursuant to Paragraphs v(d) and (e) hereof, the Corporation's independent certified public accountant shall compute the Conversion Number, the Conversion Average Bid Price and the Conversion Net Income Per Share are adjusted, and shall prepare a certificate setting forth such adjustments and the facts upon which such adjustments are based, and such certificate shall forthwith be filed with the Transfer Agent for the Class Preferred Stock and the Common Stock. The Corporation shall mail notice of such adjusted Conversion Number, Conversion Average Bid Price and Conversion Net Income Per Share to each holder of Class Preferred Stock.

                               (g) Within thirty (30) days after conversion
                           privileges, as set forth in Paragraphs v(a) and/or
                           (b) hereof shall accrue, the Corporation shall cause notice thereof to be mailed to the holders of record of the Class "A" Preferred Stock and/or the Class "B" Preferred Stock, as the case may be. Such holder shall thereafter be entitled to receive all notices mailed by the Corporation to holders of record of Common Stock.

                               (h) The Corporation shall at all times prior to
                           the Expiration Date reserve from the authorized and unissued shares of its Common Stock a


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                           sufficient number of shares to provide for the
                           conversion of the Class Preferred Stock. Shares of Common Stock issued upon the conversion of Class Preferred Stock shall be fully paid for an non-assessable. Upon the conversion of any shares of Class Preferred Stock, the Corporation's Retained Earnings (Surplus) Account shall be charged with an amount equal to the difference between the aggregate par value of the shares of Class Preferred Stock which are converted and the aggregate par value of the shares of Common Stock which are issued upon such conversion.

                               (i) Any and all issue taxes which may be imposed
                           in respect of any issue or delivery of stock upon the conversion of any shares of Class Preferred Stock into Common Stock, or of stock receivable upon conversion thereof, shall be paid by the person or persons surrendering such stock for conversion.

                           (vi) Redemption. Within six (6) months after the
                  Expiration Date, the Corporation shall redeem all Class Preferred Stock then outstanding at a redemption price of $.05 per share. Holders of Class Preferred Stock shall, within fifteen (15) days of the date fixed by the Corporation for redemption, return all certificates evidencing said Class Preferred Stock to the Corporation, and the only rights of said holders shall be to receive the redemption price.

                           (vii) Prohibition Against Reissuance. Any shares of
                  Class Preferred Stock which shall be redeemed or otherwise acquired by the Corporation, or which shall have been converted into Common Stock, shall not be reissued, and the authorized number of shares of Class Preferred Stock of the Corporation shall be decreased by the number of shares of Class Preferred Stock redeemed, otherwise acquired by the Corporation or converted into Common Stock.

                           (viii) Elimination of Preemptive Rights. No holder of
                  securities of any class of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of securities of any class of the Corporation, whether now or hereafter authorized, except only as may be otherwise expressly provided with respect to Preferred Stock.

Sixth. Shareholder's cumulative voting rights for the election of directors are eliminated and denied.

Seventh. (a) The Directors, other than those who may be elected by the holders of any class or series of stock entitled to elect directors separately, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1985, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1986, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1987, with each class to hold office until its successor is elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

         (b) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fifth hereof relating to the rights of the holders of any class or series of stock entitled to elect Directors separately, newly created directorships resulting from any increase in the number of Directors and separately, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the Directors in the manner provided in the By-laws of the Corporation, to hold

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office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

         (c) Except for the rights of any class or series of stock entitled to elect Directors separately, any Director may be removed from office, without assigning any cause, but only by the affirmative vote of the holders of 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

         (d) Notwithstanding anything contained in the Articles of Incorporation or By-laws to the contrary, and subject to the rights of any class or series of stock entitled to elect Directors separately, the affirmative vote of the holders of at least 80 percent or more of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article Seventh or to adopt any provision inconsistent herewith."

"Eighth. (a) The holders of all the shares outstanding and entitled to vote may, by a majority vote, in the manner set forth in the By-laws, alter, amend or repeal the By-laws of the Corporation, provided, however, that the affirmative vote of the holders of 80 percent or more of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Sections 3.1, 3.4, 3.11 or 8.1 of the By-laws, as set forth in Exhibit C to the Proxy Statement of April 27, 1984, of the Corporation, or to adopt any provision inconsistent therewith.

         (b) The Board of Directors, by a majority vote of the members thereof, may make, alter, amend or repeal any provisions of the By-laws, in the manner set forth in the By-laws. The shareholders shall have the right to change such action by a majority vote of the shareholders entitled to vote thereon at any Annual Meeting duly convened after notice to the shareholders of such purpose, provided, however, that the vote of the holders of at least 80 percent of the combined voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to change such action with respect to Sections 3.1, 3.4, 3.11 or 8.1."

         (c) Notwithstanding anything contained in the Articles of Incorporation to the contrary, and subject to the rights of any class or series of stock entitled to elect Directors separately, the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article Eighth or to adopt any provision inconsistent herewith."

Ninth. The vote of shareholders of the Corporation required to approve any Business Combination shall be as set forth in this Article Ninth. The term "Business Combination" shall have the meaning ascribed to it in (a)(B) of this Article; each other capitalized term used in this Article shall have the meaning ascribed to it in (c) of this Article.

         (a)(A) In addition to any affirmative vote required by law or the Articles of Incorporation or any resolution adopted pursuant to Article Fifth of the Articles of Incorporation, and except as otherwise expressly provided in (b) of this Article Ninth, a Business Combination shall not be consummated without the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of Directors ("Voting Stock"), in each case voting together as a single class (it being understood that for purposes of this Article Ninth, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fifth of the Article of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by the Articles of Incorporation or any resolution or resolutions adopted pursuant to Article Fifth of the Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

         (B) The term "Business Combination" as used in this Article Ninth shall mean:

             (1) any merger of consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other corporation or entity (whether or not itself an Interested Shareholder) which is, or after each merger or consolidation would be, an Affiliate of an Interested Shareholder; or

             (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of all or a Substantial Part of the assets of the Corporation or any Subsidiary; or

             (3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof), other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such interested Shareholder (or such Affiliate) from the Corporation or a Subsidiary; or

             (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

             (5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested Shareholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

         (b) The provisions of (a) of this Article Ninth shall not be applicable to any Business Combination in respect of which all of the conditions specified in either of the following paragraphs A and B are met, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of the Articles of Incorporation and any resolution or resolutions of the Board of Directors adopted pursuant to Article Fifth of the Articles of Incorporation.

             (A) Such Business Combination shall have been approved by a majority of the Disinterested Directors, or

             (B) Each of the six conditions specified in the following clauses
         (1) through (6) shall have been met:

                 (1) the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the "Consummation Date") of any consideration other than case to be received by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                     (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested

                 Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                     (ii) the Fair Market Value per share of Common Stock on the
                 Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the Determination
                 Date), whichever is higher; and

                 (2) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (B)(2) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Stock):

                     (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an interested Shareholder, whichever is higher;

                     (ii) (if applicable) the highest preferential amount per
                 share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                     (iii) the Fair Market Value per share of such class or
                 series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

                 (3) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

                 (4) after such Interested Shareholder has become an Interested
             Shareholder and prior to the consummation of such Business
             Combination:

                     (i) except as approved by a majority of the Disinterested
                 Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having preference over the Common Stock as to dividends or upon liquidation;

                     (ii) there shall have been (x) no reduction in the annual
                 rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split) recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

                     (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Shareholder; and

                 (5) after such Interested Shareholder has become an Interested
             Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

                 (6) a proxy or information statement describing the proposed
             Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

         (c) For the purposes of this Article Ninth:

             (A) A "person" shall mean any individual, firm, corporation or other entity.

             (B) "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                 (1) is the beneficial owner, directly or indirectly, of more than 20 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                 (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                 (3) is an assignee or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

             (C) A person shall be a "beneficial owner" of any Voting Stock:

                 (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                 (2) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                 (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

             (D) For the purposes of determining whether a person is an Interested Shareholder pursuant to (c)(B) of this Article Ninth, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of (c)(C) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

             (E) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 25, 1984.

             (F) "Subsidiary" means any corporation of which more than 50 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in
         (c)(B) of this Article Ninth, the term "Subsidiary" shall mean only a corporation of which a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

             (G) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

             (H) "Fair Market Value" means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question as quoted by the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

             (I) In the event of any Business Combination in which the Corporation survives, the phase "other consideration to be received" as used in (b)(B)(1) and (2) of this Article Ninth shall include the shares of the Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

             (J) "Announcement Date" means the date of first public announcement of the proposed Business Combination.

             (K) "Determination Date" means the date on which the Interested Shareholder became an Interested Shareholder.

             (L) "Substantial Part" means more than 50 percent of the book value of the total assets of the entity in question, as of the end of its most recent fiscal year ending period to the Consummation Date.

         (d) A majority of the Disinterested Directors of the Corporation shall have the right and power to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Ninth, including, without limitation (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another person and (D) whether the requirements of (b) of this Article Ninth have been met with respect to any Business Combination. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article Ninth.

         (e) Nothing contained in this Article Ninth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         (f) Notwithstanding anything contained in the Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article Ninth or to adopt any provision inconsistent herewith.

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